Exhibit 8

March 31, 2006

Kansas City Power & Light Company
1201 Walnut Street
Kansas City, MO 64106

Re:	$250,000,000 6.05% Senior Notes, Series B Due 2035 of Kansas City Power & Light Company

Ladies and Gentlemen:

We have acted as special United States federal income tax counsel to Kansas City Power & Light Company, a Missouri corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $250,000,000 principal amount of the Company’s 6.05% Senior Notes, Series B Due November 15, 2035 (the “Exchange Notes”), which are to be offered in exchange for an equivalent principal amount of currently outstanding 6.05% Senior Notes, Series A Due November 15, 2035 (the “Old Notes”), as further described in the Registration Statement. Defined terms used but not defined herein have the meanings given to them in the Registration Statement.

In such capacity, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such agreements, instruments, certificates, records and other documents as we have deemed necessary or appropriate for the purpose of this opinion, including without limitation the Registration Statement and the indenture. We have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have assumed the due authorization, execution and delivery of all agreements submitted to us and that such agreements are valid and binding on the parties thereto. We have assumed that all parties to such agreements will comply with the terms thereof, and that there are no agreements or understandings with respect to the matters considered herein except as described in the documents referred to above.

Based on and subject to the foregoing, we confirm that the statements contained in the Registration Statement under the caption, “Summary of U.S. Federal Income Tax Considerations,” to the extent that they constitute matters of United States federal law or legal conclusions with respect thereto, have been prepared or reviewed by us and are correct in all material respects under existing law and the assumptions stated therein.

In rendering this opinion, we have considered the applicable provisions of the Code, the Treasury Regulations, pertinent judicial authorities, rulings and other administrative interpretations of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Treasury Regulations and such judicial authorities, rulings, and administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinion stated herein.

The opinion set forth above is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion expressed above, including any changes in applicable law which may hereafter occur. This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion letter is rendered only to those to whom it is addressed and may not be relied on, circulated, quoted or otherwise referred to in any manner by any person without our prior written consent. We consent to the attachment of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/Sidley Austin LLP

CH1 3478106v.4